Exhibit 10.17

EXECUTVIE EMPLOYMENT AGREEMENT,

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated as of September 21, 2023 (“Effective Date”), is entered into by and between Apimeds Pharmaceutical US, Inc., a Delaware corporation having its principal place of business at 25 Edinburg Circle, Matawan, NJ 07747 (the “Company_”), and Erik Emerson an individual residing for the purposes set forth in this agreement in the State of New Jersey (“Executive”).

RECITALS:

WHEREAS, the Company desires to employ the Executive to render services to the Company as its Chief Executive Officer on the terms set forth in this Agreement, and the Executive desires to be employed by the Company on such terms;

WHEREAS, the parties recognize that as part of Executive's employment with the Company, Executive has or will be exposed to and/or provided access to the Company's trade secrets, Confidential Information, and other proprietary information relating to the operation of the Company's business and that of its customers, which belongs exclusively to the Company;

WHEREAS, the parties recognize that as part of Executive's employment with the Company, Executive will receive special and unique training and knowledge through the Company;

WHEREAS, Executive acknowledges that part of the consideration Executive is providing the Company in exchange for Executive's employment and/or continued employment with the Company is Executive's agreement to maintain the confidentiality of the Company's Confidential Information, trade secrets, and other proprietary information in the manner provided in this Agreement;

WHEREAS, Executive acknowledges that part of the consideration Executive is providing the Company in exchange for Executive's employment and/or continued employment with the Company is Executive's agreement to abide by the noncompetition covenant as well as the other restrictive covenants provided in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the following mutual covenants and agreements, the parties agree as follows:

AGREEMENT:

1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

(a) “Cause” shall mean (i) the material failure of the Executive to follow the Company's policies and procedures applicable to employees of the Company in effect from time to time, provided that Executive has received advance notice of such policies and procedures; (ii) willful malfeasance or gross negligence by the Executive in connection with the performance of his duties to the Company; (iii) the Executive being convicted of, or pleading guilty or nolo contendere to, or being indicted for, a felony or other crime involving theft, fraud or moral turpitude; (iv) fraud or embezzlement against the Company; (v) failure to perform duties as reasonably and lawfully directed by the Board (as defined below); (vi) the violation by the Executive of any non-competition, non-solicitation, confidentiality, or similar covenants between Executive and the Company; (vii) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, or in relation to, the Company after the Effective Date; (viii) engaging in any unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a similarly inappropriate nature, (ix) any other material breach of this Agreement or any other agreement between Executive and the Company

(b) “Change in Control” shall mean the first and only the first of only one (1) of any of the following events:

(i) Any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates, excluding employee benefit plans of the Company, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons, or publicly discloses that such person or group has acquired) directly or indirectly, as the “beneficial owner” (as define in Rule 13d-3 promulgated under the Exchange Act) securities of the Company representing fifty one percent (51%) or more of the combined voting power of the Company's then outstanding voting securities; provided, however, that the event described in this subsection shall not be deemed to be a Change in Control by virtue of the beneficial ownership, or the acquisition of beneficial ownership, of voting securities by (a) any employee plan sponsored or maintained by the Company or by a Person controlled by the Company; or (b) any underwriter (as such term is defined in Section 2(a)(11) of the Exchange Act) that beneficially owns voting securities temporarily in connection with an offering of such securities.

(ii) The effective date of a merger, share exchange or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor that results in a Change in Control event described above; or

(iii) The effective date of the sale or disposition by the Company of all or substantially all of the Company's assets, provided that the sale meets the requirements of Treas. Reg. 1.409A-3(i)(5)(vii).

A Change in Control will not include (i) a transaction in which the holders of the outstanding voting securities of the Company immediately prior to the transaction hold at least a majority of the outstanding voting securities of the successor company immediately after the transaction; (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor company or indebtedness of the Company is cancelled or converted or a combination thereof; (iii) a sale, lease, exchange or other transfer of all or substantially all of the Company's assets to a majority-owned subsidiary company; (iv) a Public Offering (as defined below) of the stock of the Company; or (v) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including, but not limited to, reincorporating the Company in a different jurisdiction, converting the Company to a different form of corporation or creating a holding company.

A Change in Control shall be deemed to occur, (I) with respect to a Change in Control pursuant to subparagraph (i) above, on the date any person or group first becomes the beneficial owner, directly or indirectly, of fifty one percent (51%) or more of the combined voting power of the Company, or (II) with respect to a Change in Control pursuant to subparagraph (ii) and (iii) above, on the date the applicable transaction closes.

(c) “Confidential Information” shall mean any and all information (whether transmitted orally or in writing and whether in electronic, digital, analog, magnetic, video, audio or any other tangible or intangible medium) respecting the Company that is or has been provided or made available to Executive pursuant to this Agreement, including, without limitation: (i) information relating to or concerning the Company and its businesses that is confidential, proprietary or not generally known to and cannot be readily ascertained through proper means by persons or entities (including the Company's present or future competitors), who can obtain any type of value from its disclosure or use; (ii) products, discoveries, patents, patent applications, designs, drawings, software code, flow charts, schematics, technical specifications, processes, know-how, copyrights, trademarks, service marks, formulae, trade secrets, computer software, computer software systems and system architecture, computer print-outs, computer readable information, computer software object code and source code, inventions, and all other technical information of the Company; (iii) the marketing or development methods, proposals, processes, designs, plans and strategies; (iv) names of vendors, costs of materials, prices of products or services, lists or records, profits and losses and all other financial information of the Company; (v) business and operational plans and methods, business or property acquisition or development proposals, and all other business information of the Company; (vi) pricing strategies; (vii) client or customer lists or contact information (including E-mail lists) and any descriptions or data concerning or containing current, former, or prospective clients and customers, including names, addresses, IPO addresses, attributes, requirements, special needs, spending information and habits, and other data; (viii) personnel information, hiring information, and other terms of employment including salary, compensation, commissions, and bonuses paid to the Company's employees and other terms of employment; (ix) the terms of this Agreement; and (x) any other information or data concerning the products, technology, operations, personnel, finances or business of the Company.

(d) “Material Contact” shall mean (i) directly providing services to, or directly soliciting, a Restricted Client (as defined below) on behalf of the Company; (ii) coordinating, supervising or assisting others in providing services to, or soliciting, a Restricted Client on behalf of the Company; (iii) obtaining Confidential Information relating to a Restricted Client in the ordinary course of business as the result of Executive's association with the Company, or (iv) involvement in, or coordination of, the Company's preparations to solicit a Restricted Client.

(e) “Person” shall mean any individual, partnership, joint venture, corporation or limited liability company, firm, group or other entity.

(f) “Public Offering” shall mean an initial public offering of stock in the Company pursuant to an effective registration statement filed by the Company with the U.S. Securities and Exchange Commission under the Exchange Act. The “Closing on the Public Offering” shall be the date on which the Company first receives payment for the shares of stock it sells in the Public Offering.

(g) “Restricted Client” shall mean all Persons who, at any time during the most recent twelve (12) months of Executive's employment with the Company, (i) received services from the Company, (ii) were solicited by the Company to provide services, (iii) contracted for or ordered services by the Company (iv) engaged in negotiations for the provision of services by the Company or (v) were the subject of demonstrable preparations by the Company to conduct solicitations or provide services.

(h) “Restricted Services” shall mean any services that (i) are the same or similar to the services provided by Executive on behalf of the Company during the most recent twelve (12) months of Executive's employment with the Company and concern the business of biotechnology or field of pharmaceuticals and drug development focused on the commercialization of Apitox in the United States, or (ii) Executive acquired Confidential Information about during his/her employment with the Company.

2. Executive's Duties. The Executive, as of the Effective Date, shall be employed as the Chief Executive Officer of the Company. The Executive will report directly to the Company's Board of Directors (“Board”). The Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the Board which duties, authority, and responsibilities shall be consistent with the Executive's position (“Executive's Duties”). During the Executive's employment, the Executive shall devote substantially all of his business time and attention to the performance of the Executive's Duties hereunder. Executive hereby agrees to serve the Company faithfully and honestly and to use Executive's best efforts and ability on behalf of the Company in the position of Chief Executive Officer to discharge the duties of said position and perform such duties and services as shall be specified and designated from time to time by the Board. Executive shall at all times conduct himself in a manner that reflects positively upon the Company, and in accordance with Executive's position as a fiduciary of the Company. Executive agrees to observe and comply with all lawful rules, regulations, policies and practices adopted by the Company, either orally or in writing, both as they now exist and as they may be duly and properly adopted or modified by the Company from time to time. The Executive represents and warrants to the Company that no agreements to which the Executive is or has been a party will prevent him from entering into this Agreement or performing the Executive's Duties. Among other duties, the Executive's primary duty will be to prepare for and take all actions necessary for the Closing of the Public Offering.

3. Term; Termination. Subject to the termination provisions set forth in this Section 3, this Agreement shall have an initial term (“Initial Term”) that begins on the Effective Date and concludes on December 31st, 2023. This Agreement shall renew automatically for successive one (1) year terms (“Renewal Term”) in the event of a Closing on a Public Offering of the Company during the Initial Term, unless either party gives thirty (30) days' written notice to its intent not to renew the Agreement prior to the end of the then current term. This Agreement may be terminated during the Initial Term or Renewal Term in any one of the following ways:

(a) Death. The death of Executive shall immediately terminate Executive's employment as of the date of Executive's death. In the event of such termination, the Company shall have no further obligation to pay any unaccrued compensation and benefits to Executive for periods after the date of such termination, except for those payments that would be required under Section 3(f) hereof.

(b) Disability. If Executive becomes disabled such that he is unable to perform his obligations hereunder, with or without reasonable accommodation, for a period of one hundred eighty (180) days or more over a rolling consecutive twelve (12) month period of time, or it is deternined that Executive is not able to perform the essential functions of Executive's job (incurs a “Disability”). the Company may terminate Executive's employment hereunder, unless otherwise required by law. In the event employment is terminated as a result of Executive's Disability, the Company shall have no further obligation to pay any unaccrued compensation or unaccrued benefits to the Executive for periods after the date of such termination, except for those payments that would be required under Section 3(f) hereof.

(c) Termination With or Without Cause. Executive's employment may be terminated with or without Cause upon thirty (30) days' written notice to Executive.

(d) Upon termination by reason of death or Disability of Executive, resignation of Employment, or any termination by the Company with or without Cause, Executive shall be entitled to receive all compensation earned and expense reimbursements due through the effective date of termination, which shall be paid to Executive in accordance with applicable law.

4. Compensation; Benefits. For all services rendered by Executive, the Company shall compensate Executive as follows:

(a) Base Salary. The salary payable to Executive during the term shall be $300,000 per annum (“Base Salary”), payable in accordance with the Company's payroll procedures and not less frequently than monthly and prorated for the portion of such years that the Executive actually is employed hereunder.

(b) Bonus. Executive will not be eligible to receive an annual bonus at any time prior to the Closing on a Public Offering of the Company except as set forth in Section 4(f). For all fiscal years following the Closing on a Public Offering of the Company, including any fiscal year during which the Closing on a Public Offering occurs, Executive will be eligible to receive an annual bonus based on the achievement of goals for the Company's and/or Executive's performance, as determined by the Board in its sole discretion. Executive must be employed on the day of any bonus payout (if the Board determines it will award Executive a bonus) for Executive to receive such bonus or for any bonus to be considered “earned” by Executive.

(c) Reimbursement of Expenses. The Company will promptly pay or reimburse Executive for all reasonable business-related expenses incurred by Executive in connection with the performance of Executive's duties hereunder, in accordance with the IRS rules pertaining to reimbursement of business-related expenses (including providing Company all receipts) and any Company policies relating to business-related expenses as in effect from time to time. With the exception of the relocation and moving expense in 4 (d), any travelling expenses incurred by the Executive must first be approved by the Board of Directors.

(d) Travel and Relocation Expenses. Within thirty (30) days of the Effective Date ofthis Agreement, the Company shall pay executive $15,000 as reimbursement for relocation and moving expenses for Executive to relocate to the state of New Jersey.

(e) Equity Award. Upon the Closing on a Public Offering, Executive shall receive an incentive stock option to purchase a number of shares of the Company's common stock equal to three percent (3%) of the post-Public Offering capitalization of the Company (“Equity Option”). Forty percent (40%) of the options shall vest upon grant and the remainder will vest in three equal installments on the annual anniversary of the date of grant_ Executive will agree not to sell any shares underlying the Equity Option, even if exercised, for a period of three years :from the date of grant.

5. No Other Employment While the Company employs the Executive, the Executive agrees that he will not, without the Board's prior written consent, directly or indirectly, provide services to any other Person for which the Executive receives compensation, nor will the Executive otherwise engage in activities that would conflict or interfere with the Executive's full and faithful performance of his duties as an employee of the Company. (This prohibition excludes any work performed at the Company's direction.) The Executive may manage his personal, passive investments, as long as the management of said investment is consistent with the provisions of this Agreement, does not interfere with the performance of the Executive's duties under this Agreement and is otherwise consistent with the policies and practices of the Company.

6. Restrictive Covenants. Executive acknowledges that the Company has a substantial, legitimate and continuing interest in the protection of its business relationships with others, including, without limitation., current and prospective employees, consultants, advisors, clients, customers, vendors, suppliers, partners or joint venturers and financing sources, and in the protection of such interest has invested substantial sums, time and effort and will continue to invest substantial sums, time and effort to develop, maintain and protect such interest. Executive further acknowledges that the Company would not have entered into this Agreement with Executive but for the agreements, restrictions and covenants made by Executive contained herein. Accordingly, Executive covenants and agrees as follows:

(a) Information and Recommendations to Benefit Company. Executive shall provide the Company with all information and recommendations regarding the Company's business of which Executive has knowledge that could reasonably be considered to benefit the Company. Executive shall not usurp for personal gain information that could reasonably be considered to benefit the Company.

(b) Non-Competition Covenant. While employed by Company and for a period of one (I) year following the termination of said employment (hereinafter the “Noncompete Term”), whether termination is voluntary or involuntary, Executive shall not directly or indirectly engage in the Restricted Services or provide any Restricted Services, either on Executive's own behalf or for or on behalf any other Person, whether as an executive, employee, consultant, officer, director, independent contractor, principal, agent, or otherwise. Executive acknowledges and agrees that this restriction is reasonable and necessary to protect the Company's Confidential Information involving its business, clients, customers, vendors, suppliers, and employees.

(c) Non-Solicitation of Customers/Clients Covenant. During the Noncompete Term, Executive, individually, or on behalf of any Person other than the Company, in any capacity, shall not, solicit, approach, assist, or attempt to solicit any Restricted Client with whom Executive had Material Contact while employed by the Company to provide or offer any services that are competitive with those provided by the Company, or assist, encourage or facilitate solicitation by another person or entity which would be prohibited by this Section 6(c) if performed by Executive. Executive shall not request or advise any present or future client or customer of the Company to withdraw, curtail or cancel their business dealings with the Company, or commit any other act or assist others to commit any other act that might injure the Company or its business.

(d) Non-Solicitation of Suppliers, Vendors and Consultants Covenant. Executive acknowledges that the Company has invested substantial time and resources in assembling a collection of suppliers, vendors, consultants and information sources that together provide the Company with a substantial advantage in the marketplace. Executive, therefore, agrees that during the Noncompete Term, Executive shall not directly or indirectly solicit, obtain or do business with any of the Company's suppliers, vendors, and consultants whose identity became known to Executive as a result of Executive's employment with the Company for purposes of assisting Executive in directly or indirectly providing products or services that are competitive with those provided by the Company. Executive shall not encourage, facilitate or assist solicitation by another person or entity which would be prohibited by this Section 6(d) if performed by Executive.

(e) Non-Recruiting Covenant. Executive agrees that, during the Noncompete Term, Executive shall not take any actions which are designed to persuade any officer, director, employee, independent contractor, consultant, agent, advisor or other representative (hereinafter collectively, “Representatives”) of the Company to terminate their association with the Company or hire or otherwise retain the services of any Representatives of the Company (whether on a full-time basis, part-time basis or otherwise and whether as an employee, independent contractor, consultant, advisor or in another capacity) who was directly or indirectly supervised (formally or informally) by Executive, worked on a given team or project with Executive, or otherwise worked with the Executive on more than a de minimis basis on business-related matters, in each case, at any time during the most recent twelve (12) months of Executive's employment with the Company. The foregoing shall not prohibit general advertisements or recruitment solicitations not specifically targeted at Representatives of the Company, provided that such Representatives shall not be engaged after responding to such general advertisements or recruitment solicitations. Executive shall not encourage, facilitate or assist solicitation by another person or entity which would be prohibited by this Section 6(e) if performed by Executive.

7. Confidentiality. Executive specifically acknowledges that all Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention, use or disclosure of such information by Executive during employment with the Company (except in the course of performing duties and obligations to the Company) or after the termination of Executive's employment with the Company shall constitute a misappropriation of the Company's Confidential Information and trade secrets and shall be prohibited by this Agreement. Executive understands that upon termination of employment with the Company for any reason, Executive shall deliver to the Company all Confidential Information in his possession without making any copies of such Confidential Information, and that Executive shall continue to be prohibited at any time thereafter from misappropriating, using or disclosing any Confidential Information.

(a) Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Executive shall promptly provide written notice of any such order to an authorized officer of the Company. Executive acknowledges that nothing herein prohibits or restricts Executive from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), the Equal Employment Opportunity Commission (EEOC) or any other self-regulatory organization, or any other federal or state regulatory authority.

(b) Executive acknowledges that pursuant to the Defend Trade Secrets Act, 18 USC Sections 1833(b)(1) or (2): (a) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if (i) Executive makes such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) Executive makes such disclosure in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal; and (b) if an individual files a lawsuit for retaliation by an employer for reporting suspected violation of law, the individual may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

(c) Disclosure of Agreement. Executive authorizes the Company to provide copies of this Agreement, or summaries or quotations therefrom, to any of the Company's clients or customers, insurance market, or subsequent employers of the Executive. Executive, however, must treat the terms and conditions of this Agreement as confidential and is strictly prohibited from discussing the specific terms and conditions of this Agreement with any individual or entity, including employees of the Company, without specific written permission from the Company. Executive is also strictly prohibited from providing a copy or showing this Agreement to any individual or entity, including employees of the Company, without specific written permission from the Company. Nonetheless, during the Noncompete Term, Executive must notify any subsequent employer that Executive is bound by the covenants contained in Section 6 and 7 prior to accepting such employment and shall request that the Company provide a copy of this Agreement to a potential future employer of Executive. In notifying such subsequent employers, Executive must only restate Executive's obligations under Sections 6 and 7. Informing subsequent employers about any other terms or conditions is a violation of this Agreement. The parties, however, fully agree and understanding that this Section 7(c) does not prohibit Executive from retaining counsel to review this Agreement or conflict with the Neutral Construction requirement under Section 11(i).

8. Additional Provisions Regarding Restrictive Covenants and Confidentiality.

(a) In the event of a breach of the Restrictive Covenants or the Confidentiality Covenants, the Company may notify Executive and immediately cease all payments and Benefits then being paid to Executive, and Executive may be required to reimburse the Company for any payments received from, and the cash value of any Benefits provided by, the Company between the first day of the breach and the date notice is given; provided, however, that the foregoing shall be in addition to such other remedies as may be available to the Company and shall not be deemed to permit Executive to forego or waive such payments in order to avoid compliance with the Restrictive Covenants or Confidentiality Covenants.

(b) The provisions of Sections 6 and 7 hereof shall survive the termination of this Agreement. The Restrictive Covenants and Confidentiality Covenants shall be construed as independent covenants and the existence of any claim, demands, action or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants and Confidentiality Covenants.

9. Assignment of Inventions and Original Works

(a) Prior Inventions and Creative Works. Executive understands Executive's obligation (on or before the date Executive executes this Agreement) to identify to the Company in writing any of Executive's Prior Inventions or Creative Works on the form included at Appendix A to this Agreement. Executive's failure to do so means that no such Prior Inventions or Creative Works exist. Executive represents that this list is accurate and complete, and that the descriptions of these Prior Inventions or Creative Works are published or otherwise publicly available or are described on Appendix A in a manner that does not reveal a trade secret or the confidential information, including that which belongs to a previous employer or third party. Executive agrees not to incorporate, or permit to be incorporated, any Prior Invention or Creative Works owned by Executive, or in which Executive has an interest, into a Company product, process, program, or machine, including any software code created or developed on the Company's behalf or in which the Company has an ownership interest pursuant to the terms of this Agreement, without the Company's prior written consent. “Prior Inventions” means all Inventions that were made by Executive prior to Executive's employment with the Company, that belong to Executive and are not presently assigned by Executive under this Agreement. “Creative Works” means any and all works of authorship including, for example, written documents, spreadsheets, graphics, designs, trademarks, service marks, algorithms, computer programs and code, protocols, formulas, mask works, brochures, presentations, photographs, music or compositions, manuals, reports, and compilations of various elements.

(b) Assignment of Inventions. Executive hereby irrevocably assigns to the Company (or its designees), and agrees to hold in trust for the sole right and benefit of the Company, without any additional consideration, and to promptly make full written disclosure to the Company of, all of Executive's right, title, and interest in and to any and all Inventions that Executive Invents during Executive's employment and for a period of one (1) year following the termination of Executive's employment with the Company. Executive understands that the obligations under this Section 9(b) do not apply to any Invention for which no equipment, supplies, facility, or Confidential Information or trade secrets of the Company was used and which was developed entirely on Executive's own time, unless (a) the Invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Executive for the Company. “Invention(s)” means inventions, developments, concepts, improvements, designs, discoveries, devices, apparatus, processes, practices, compositions, formulas, machines, articles of manufacture, methods (including business methods), inventive ideas, algorithms, computer software code and programs, protocols, formulas, mask works, compositions, trademarks, service marks, or trade secrets, whether or not reduced to practice, patentable, or registrable under patent, copyright, trademark, or similar laws, which Executive Invents, either solely or jointly, during normal working hours or when Executive is expected to be working, or that relate to the business of the Company or to the Company's actual or demonstrably anticipated research or development, or that are substantially aided by Executive's use of the Company's equipment, supplies, facilities, or Confidential Information or Trade Secrets, or contains any of the Company's Confidential Information or trade secrets, or that are the direct or substantial result of any work performed by Executive for the Company. “Invent,” “Invents,” and “Invented” means to conceive of, develop, reduce to practice, or otherwise invent (as that term is commonly understood) and is not limited to its general usage under U.S. or foreign patent law.

(c) Works Made for Hire. Executive acknowledges that all Creative Works that are made by Executive (solely or jointly with others) within the scope of and during the period of Executive's employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101) and are deemed specially ordered by the Company under the U.S. Copyright law. In the event that any Creative Work is determined not to be a “work made for hire,” this Agreement shall operate as an irrevocable assignment by Executive to the Company of, and Executive does hereby irrevocably assign to Company, all applicable state, federal, and international copyrights, trademarks, service marks, or other similar rights in the Creative Work, including all right, title, and interest.

(d) Patent and Copyright Registrations. Executive agrees (both during and after employment) to: assist the Company (or its designees), at the Company's expense, but without additional compensation to Executive, to secure the Company's rights, as well as the rights of any government entities or third parties to which the Company directs any assignment, in any Inventions, copyrights, or other intellectual property rights in any and all countries. If the Company is unable for any reason whatsoever, including the Company's inability after expending reasonable efforts to locate Executive or Executive's mental or physical incapacity, to secure Executive's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations or other intellectual property rights (or on any document transferring ownership thereof) covering Inventions, Prior Inventions, or Creative Works assigned to the Company under this Agreement, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact to act for and on Executive's behalf and in Executive's stead to execute and file any such applications and documents and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations or transfers thereof with the same legal force and effect as if executed by Executive. This appointment is coupled with an interest in and to the Inventions and Creative Works and shall survive Executive's death or disability.

(e) Duty to Disclose Information and Maintain Records. Executive agrees that while employed and for one (1) year following the termination of his employment with the Company, to promptly disclose to the Company in writing all Inventions and Creative Works authored or conceived by Executive, alone or jointly with others, along with all attempts to register, patent, or otherwise claim ownership over or alienate such Inventions and Creative Works.

(f) Moral Rights. To the maximum extent allowed by law, the assignment of rights in this Section 9 includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist's rights,” “droit moral” or the like (collectively, “Moral Rights”). To the extent that Executive retains any such Moral Rights under applicable law, Executive hereby ratifies and consents to (and provides all necessary ratifications and consents to) any action that may be taken with respect to such Moral Rights by (or authorized by) the Company, and Executive agrees not to assert any Moral Rights with respect thereto. Executive will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

(g) Exception to Assignments. Executive understands that the obligations under this Section 9 do not apply to any Invention for which no equipment, supplies, facility, or Confidential Information or trade secrets of the Company was used and which was developed entirely on Executive's own time, unless (a) the Invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Executive for the Company.

10. Enforcement

(a) Injunctive Relief. Executive acknowledges and agrees that Executive's failure to perform any of the covenants in this Agreement would cause irreparable injury to the Company and cause damages to the Company that would be difficult to ascertain or quantify and for which the Company may not have an adequate remedy at law. As such, Executive agrees that the Company shall be entitled to any proper injunction, including but not limited to temporary, preliminary, or permanent injunctions as well as any temporary restraining orders and temporary protective orders to enforce or to prevent a breach of said covenants in the event of a breach or threatened breach by Executive and to enforce specifically the terms and provisions thereof without the necessity of proving actual damages or securing or posting any bond or providing prior notice, in addition to any other remedies available to the Company at law or in equity. The confidentiality, non-solicitation, non-competition, and non-recruiting restrictive covenants contained in this Agreement are independent of any other obligations between the parties, and the existence of any other claim or cause of action by or against the Company is not a defense to enforcement of said covenants by injunction.

(b) Equitable tolling. The Noncompete Term shall be tolled and extended by one month for each month or portion of each month during which Executive is in violation of any covenant. If the Company initiates legal action to enforce the restrictions and obtains an injunction against Executive, then the appropriate Noncompete Term will begin to run on the date that the injunction is entered.

(c) Severability of Covenants/Blue Penciling. Executive acknowledges and agrees that the covenants herein are necessary for the protection of the Company's legitimate interests, are reasonable and valid in duration and scope, and in all other respects. If any court determines that any of the covenants or any part thereof, is invalid or unenforceable, the remainder of the covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced. Should, however, a court of competent jurisdiction deem any covenant to be impermissibly over-broad, it is the desire and intention of the parties that the covenant be enforced to the greatest extent deemed to be enforceable.

(d) Waiver and Survival of Covenants. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. Moreover, each of the representations, covenants, warranties and agreements contained herein are separate and independent of any other covenants or obligations contained in this Agreement and they shall survive any breach thereof by any party and shall survive any cancellation, termination, rescission or expiration of this Agreement and any termination of Executive's employment with the Company.

(e) Accounting and Indemnification. Executive acknowledges and agrees that if Executive breaches or threatens to breach any provision of the restrictive covenants that the Company has the right and remedy to require Executive to (a) account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party or entity that Executive is associated with deriving such benefits as a result of any such breach and to (b) indemnify the Company against any and all losses, damages, including special and consequential damages, costs and expenses, including attorney's fees and court costs, which may be incurred by the Company and which results from or arises from any such breach or threatened breach.

(f) Attorneys' Fear. If either party initiates any litigation or other proceeding in order to enforce this Agreement or the duties of Executive in relation thereto, then the prevailing party in such litigation or dispute resolution shall be awarded, in addition to any other relief to which it is entitled, its attorneys' fees, expenses, and costs. Accordingly, if a party brings an action to enforce rights or obligations set forth herein, and is not successful in proving its claims, then the opposite party shall be entitled to its attorney fees, cost, and expenses from the initiating party even if the defending party has not set forth affirmative claims against the initiating party.

(g) Notices. Any notice permitted or required to be given pursuant to this Agreement shall deemed to have been given when appropriate notice thereof has been validly given or served in writing and delivered personally or sent by registered or certified mail, postage prepaid, to the following address:

If to the Company:

Apimeds Pharmaceutical US, Inc.

25 Edinburg Circle

Matawan, NJ 07747

With a copy to:

Nelson Mullins Riley & Scarbourough LLP

301 Hillsborough Street, Suite 1400

Raleigh, NC 27603

Attn: David Mannheim

Email: david.mannheim@nelsonmullins.com

If to Executive:	Erik Emerson 65-1277 Ki Rd Kamuela, Hi 96743

or to such other addresses as either party may hereafter designate to the other in writing.

11. General Provisions

(a) Governing Law. This Agreement shall in all respects be construed according to the laws of Delaware, without regard to its conflicts of law provisions. With respect to any action not otherwise governed by the below arbitration provision, such action proceeding shall be brought only in a state or federal court located in the state of Delaware.

(b) Entire Agreement. This Agreement represents the entire Agreement and understanding between the Company and Executive concerning matters contained herein and supersedes any prior understandings or agreements between the parties hereto.

(c) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(d) Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, and successors. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive without prior written consent of the Company's Board.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed original but all of which together shall constitute one and the same instrument.

(f) Severability. If, for any reason, any provision of this Agreement is determined to be invalid or unenforceable, such invalidity or lack of enforceability shall not affect any other provision of this Agreement not so determined to be invalid or unenforceable, and each such other provision shall, to the fullest extent consistent with applicable law, continue in full force and effect, irrespective of such invalid or unenforceable provision.

(g) Indulgences, etc. Except as set forth in this Agreement, neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(h) Headings. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(i) Neutral Construction. Each party to this Agreement had the opportunity to retain counsel and to review and participate in the drafting of this Agreement and, accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting parties will not be employed or used in any interpretation or enforcement of this Agreement.

(j) Arbitration.

(i) Except for a claim by either Executive or the Company for injunctive relief, any dispute or difference of opinion between Executive and the Company involving the meaning, interpretation, and application, of any provision of this Agreement or any other dispute between the parties arising out of the employment relationship shall be adjudicated exclusively through binding arbitration. Unless otherwise agreed by the parties, arbitration shall be pursuant to JAMS rules applicable to employment disputes. Unless otherwise agreed by the parties, the parties shall submit a Case Submission Form to JAMS Arbitration. The arbitrator shall have no authority, jurisdiction, or power to amend, modify nullify, or add to the provisions of this Agreement. No request to arbitrate will be entertained or processed unless it is received in writing by either party to this Agreement within thirty (30) calendar days after the occurrence of the event giving rise to the dispute. This Section 11(j) shall survive the expiration or termination of this Agreement.

(ii) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and JAMS Arbitration.

(iii) The award rendered by the arbitrator shall be final and judgment may be entered upon it and said judgment may be specifically enforced in accordance with applicable law in any court having jurisdiction thereof.

I HEREBY ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT, DISCUSSED THE TERMS WITH A REPRESENTATIVE OF THE COMPANY, HAD AN OPPORTUNITY TO RETAIN COUNSEL TO REVIEW THE AGREEMENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS RESTRICTIONS AND TERMS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:	EXECUTIVE:

Apimeds Pharmaceuticals US, Inc., a New Jersey Corporation

/s/ Christopher HK Kim	/s/ Erik Emerson
Christopher HK Kim, Chairman	Erik Emerson, indivdually

2023-09-26	9/26/2023

APPENXIX A

Prior Works